Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
PETER J. CONNER, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $46.9 Million, or $1.33 Per Diluted Share, for First Quarter 2021;
Declares Quarterly Cash Dividend of $0.41 Per Share

Walla Walla, WA - April 21, 2021 - Banner Corporation (NASDAQ GSM: BANR) (“Banner”), the parent company of Banner Bank, today reported net income of $46.9 million, or $1.33 per diluted share, for the first quarter of 2021, a 20% increase compared to $39.0 million, or $1.10 per diluted share, for the preceding quarter and a 178% increase compared to $16.9 million, or $0.47 per diluted share, for the first quarter of 2020.  Banner’s first quarter 2021 results include $8.0 million in recapture of provision for credit losses, compared to $21.7 million in provision for credit losses in the first quarter of 2020.  The first quarter 2020 provision for credit losses was primarily the result of the impact of the COVID-19 pandemic.  First quarter 2021 results also include $571,000 of merger and acquisition-related expenses, compared to $579,000 for the preceding quarter, and $1.1 million of merger and acquisition-related expenses for the first quarter of 2020.
Banner announced that its Board of Directors declared a regular quarterly cash dividend of $0.41 per share.  The dividend will be payable May 14, 2021, to common shareholders of record on May 5, 2021.
“Banner’s core operating performance during the first quarter reflects the continued execution of our super community bank strategy, even with the challenges of the pandemic,” said Mark Grescovich, President and CEO.  “We benefited from continued strong mortgage banking fee revenue, core deposit growth and the branch consolidations we completed during the prior quarter.  Overall, we achieved a return on average assets of 1.24% for the quarter.  The unprecedented level of market liquidity along with our continued focus on building client relationships contributed to our core deposits increasing 36% compared to March 31, 2020.
“Due to an improvement in forecasted economic conditions, a decline in loan balances other than guaranteed SBA Paycheck Protection Program (PPP) loans, we recorded an $8.0 million recapture to our provision for credit losses during the current quarter.  This compares to a $601,000 recapture to our provision for credit losses during the preceding quarter and a $21.7 million provision for credit losses in the first quarter a year ago.  Our allowance for credit losses - loans remains strong at 1.57% of total loans and 426% of non-performing loans at March 31, 2021, compared to 1.69% of total loans and 470% of non-performing loans at December 31, 2020,” said Grescovich.  “Banner has provided PPP loans totaling nearly $1.56 billion to 13,210 businesses as of March 31, 2021.  We continue to live by our core values: doing the right thing for our clients, communities, colleagues, company and shareholders, while providing a consistent and reliable source of capital through all economic cycles and changing events.”
At March 31, 2021, Banner Corporation had $16.12 billion in assets, $9.79 billion in net loans and $13.55 billion in deposits.  Banner operates 155 branch offices, including branches located in eight of the top 20 largest western Metropolitan Statistical Areas by population.
COVID-19 Pandemic Update
•
SBA Paycheck Protection Program.  The U.S. Small Business Administration (SBA) provides assistance to small businesses impacted by COVID-19 through the Paycheck Protection Program (PPP), which was designed to provide near-term relief to help small businesses sustain operations.  Under the initial PPP program, Banner funded 9,103 applications totaling $1.15 billion of loans in its service area. In January 2021, Banner began accepting and processing loan applications under the second PPP program enacted in December 2020.  As of March 31, 2021, Banner had funded 4,107 applications totaling $410.8 million of loans under the second PPP program.  As of March 31, 2021, Banner had received SBA forgiveness for 1,255 PPP loans totaling $259.9 million.

•
Loan Accommodations. Banner is continuing to offer payment and financial relief programs for borrowers impacted by COVID-19.  These programs include initial loan payment deferrals or interest-only payments for up to 90 days, waived late fees, and, on a more limited basis, waived interest and temporarily suspended foreclosure proceedings.  Deferred loans are re-evaluated at the end of the initial deferral period and will either return to the original loan terms or may be eligible for an additional deferral period for up to 90 days.  In addition, Banner has entered into payment forbearance agreements with other clients for periods of up to six months.  At March 31, 2021, Banner had 91 loans totaling $33.9 million still on deferral.  Of the loans still on deferral, 79 loans totaling $25.7 million are mortgage loans operating under forbearance agreements.  Since these

BANR- First Quarter 2021 Results
April 21, 2021

loans were performing loans that were current on their payments prior to the COVID-19 pandemic, these modifications are not considered to be troubled debt restructurings pursuant to applicable accounting and regulatory guidance.

•
Allowance for Credit Losses.  Banner recorded a recapture of provision for credit losses of $8.0 million for the first quarter of 2021.  This compares to a $601,000 recapture of provision for credit losses recorded in the preceding quarter and a $21.7 million provision for credit losses recorded in the first quarter a year ago.  The recapture of provision for credit losses for the current quarter primarily reflects the decrease in loan balances, excluding the increase in PPP loans, as well as improvement in the forecasted economic indicators, while the recapture of the provision for credit losses recorded in the preceding quarter primarily reflected the decrease in loan balances.  The provision for credit losses recorded in the first quarter a year ago reflected the deterioration in forecasted economic indicators and the economic outlook that existed at March 31, 2020 as a result of the COVID-19 pandemic.

•
Branch Operations, IT Changes and One-Time Expenses.  Banner has been taking steps to resume more normal branch activities with specific guidelines in place to help safeguard the safety of our clients and personnel.  To further the well-being of staff and clients, Banner implemented measures to allow employees to work from home to the extent practicable.  To facilitate this approach, Banner allocated additional computer equipment to staff and enhanced Banner’s network capabilities with several upgrades.  These expenses plus other expenses incurred in response to the COVID-19 pandemic resulted in $148,000 of related costs during the first quarter of 2021, compared to $333,000 of related costs in the preceding quarter and $239,000 of related costs in the first quarter a year ago.

•
Capital Management.  At March 31, 2021, the tangible common shareholders’ equity to tangible assets* ratio was 7.80% and Banner’s capital was well in excess of all regulatory requirements.  On December 21, 2020, Banner announced that its Board of Directors authorized the repurchase of up to 1,757,781 shares of Banner’s common stock, which is equivalent to approximately 5% of its common stock.  During the current quarter, Banner repurchased 500,000 shares of its common stock at an average cost of $50.62 per share.

First Quarter 2021 Highlights
•	Revenues decreased to $141.9 million, compared to $144.9 million in the preceding quarter, and increased 3% when compared to $138.4 million in the first quarter a year ago.
•
Net interest income, before the recapture of provision for credit losses, decreased to $117.7 million in the first quarter of 2021, compared to $121.4 million in the preceding quarter and $119.3 million in the first quarter a year ago.

•	Net interest margin on a tax equivalent basis was 3.44%, compared to 3.64% in the preceding quarter and 4.25% in the first quarter a year ago.
•	Mortgage banking revenues increased 7% to $11.4 million, compared to $10.7 million in the preceding quarter, and 12% compared to $10.2 million in the first quarter a year ago.
•	Return on average assets was 1.24%, compared to 1.04% in the preceding quarter and 0.54% in the first quarter a year ago.
•	Net loans receivable increased to $9.79 billion at March 31, 2021, compared to $9.70 billion at December 31, 2020, and 7% when compared to $9.16 billion at March 31, 2020.
•
Non-performing assets increased slightly to $37.0 million, or 0.23% of total assets, at March 31, 2021, compared to $36.5 million, or 0.24% of total assets in the preceding quarter, and decreased from $46.1 million, or 0.36% of total assets, at March 31, 2020.

•
The allowance for credit losses - loans was $156.1 million, or 1.57% of total loans receivable, as of March 31, 2021, compared to $167.3 million, or 1.69% of total loans receivable as of December 31, 2020 and $130.5 million or 1.41% of total loans receivable as of March 31, 2020.

•
A $1.2 million recapture of provision for credit losses - unfunded loan commitments was recorded and the allowance for credit losses - unfunded loan commitments was $12.1 million as of March 31, 2021, compared to $13.3 million as of December 31, 2020 and $11.5 million as of March 31, 2020.

•
Core deposits (non-interest-bearing and interest-bearing transaction and savings accounts) increased 8% to $12.64 billion at March 31, 2021, compared to $11.65 billion at December 31, 2020, and increased 36% compared to $9.28 billion a year ago.  Core deposits represented 93% of total deposits at March 31, 2021.

•	Dividends to shareholders were $0.41 per share in the quarter ended March 31, 2021.
•	Common shareholders’ equity per share decreased 2% to $46.60 at March 31, 2021, compared to $47.39 at the preceding quarter end, and increased 2% from $45.63 a year ago.
•	Tangible common shareholders’ equity per share* decreased 2% to $35.29 at March 31, 2021, compared to $36.17 at the preceding quarter end, and increased 3% from $34.23 a year ago.

BANR- First Quarter 2021 Results
April 21, 2021

*Tangible common shareholders’ equity per share and the ratio of tangible common equity to tangible assets (both of which exclude goodwill and other intangible assets, net), and references to adjusted revenue (which excludes fair value adjustments and net gain (loss) on the sale of securities from the total of net interest income before provision for loan credit and non-interest income) and the adjusted efficiency ratio (which excludes merger and acquisition-related expenses, COVID-19 expenses, amortization of core deposit intangibles, real estate owned gain (loss), Federal Home Loan Bank (FHLB) prepayment penalties, state/municipal taxes and provision for credit losses - unfunded loan commitments from non-interest expense divided by adjusted revenue) represent non-GAAP (Generally Accepted Accounting Principles) financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers.  Where applicable, comparable earnings information using GAAP financial measures is also presented.  See also Non-GAAP Financial Measures reconciliation tables on the last two pages of this press release.

Significant Recent Initiatives and Events
On February 5, 2021, Islanders Bank, a wholly-owned subsidiary of Banner Corporation, was merged into Banner Bank.  As a result, Banner recorded expenses associated with the merger of $571,000 during the quarter ended March 31, 2021.
On December 11, 2020, Banner Bank completed the consolidation of 15 branches and on September 25, 2020, Banner Bank completed the consolidation of six branches.  As a result, Banner recorded expenses associated with these branch consolidations of $257,000 and $1.7 million, during the quarters ended March 31, 2021 and December 31, 2020, respectively.  Client adoption of mobile and digital banking accelerated beginning in the second quarter of 2020 and has continued since, while physical branch transaction volume declined.  Banner anticipates this shift in client service delivery channel preference will continue after the COVID-19 pandemic social distancing related restrictions have ended.
Income Statement Review
Net interest income, before the recapture of provision for credit losses, was $117.7 million in the first quarter of 2021, compared to $121.4 million in the preceding quarter and $119.3 million in the first quarter a year ago.
Banner’s net interest margin on a tax equivalent basis was 3.44% for the first quarter of 2021, a 20 basis-point decrease compared to 3.64% in the preceding quarter and an 81 basis-point decrease compared to 4.25% in the first quarter a year ago.
“Higher core deposit balances, resulting in a significant increase in low yielding short term investments, adversely affected our net interest margin during the quarter,” said Grescovich.  “Additionally, the on-going low interest rate environment continues to put pressure on loan yields.”  Acquisition accounting adjustments added five basis points to the net interest margin in both the current and preceding quarter and ten basis points in the first quarter a year ago.  The total purchase discount for acquired loans was $13.9 million at March 31, 2021, compared to $16.1 million at December 31, 2020, and $22.2 million at March 31, 2020.
Average interest-earning asset yields decreased 23 basis points to 3.64% in the first quarter compared to 3.87% for the preceding quarter and decreased 105 basis points compared to 4.69% in the first quarter a year ago.  Average loan yields decreased ten basis points to 4.43% compared to 4.53% in the preceding quarter and decreased 65 basis points compared to 5.08% in the first quarter a year ago.  The decrease in average loan yields during the current quarter compared to the preceding quarter was primarily the result of lower rates on new originations and adjustable rate loans resetting lower as well as a decrease in interest recoveries and prepayment penalties.  Loan discount accretion added seven basis points to average loan yields in both the first quarter of 2021 and in the preceding quarter and added 12 basis points in the first quarter a year ago.  Deposit costs were 0.11% in the first quarter of 2021, a three basis-point decrease compared to the preceding quarter and a 24 basis-point decrease compared to the first quarter a year ago.  The year-over-year decrease in quarterly deposit costs was primarily the result of decreases in market interest rates during 2020.  The total cost of funds was 0.21% during the first quarter of 2021, a three basis-point decrease compared to the preceding quarter and a 25 basis-point decrease compared to the first quarter a year ago.
Banner recorded an $8.0 million recapture to its provision for credit losses in the current quarter, compared to a $601,000 recapture to its provision for credit losses in the prior quarter and a $21.7 million provision for credit losses in the first quarter a year ago.  The recapture of provision for credit losses for the current quarter primarily reflects the decrease in loan balances, excluding the increase in PPP loans, as well as improvement in the forecasted economic indicators, while the recapture of the provision for credit losses recorded in the preceding quarter primarily reflected the decrease in loan balances other than PPP loans.  The provision for credit losses recorded in the first quarter a year ago reflected the deterioration in forecasted economic indicators and the economic outlook that existed at March 31, 2020 as a result of the COVID-19 pandemic.
Total non-interest income was $24.3 million in the first quarter of 2021, compared to $23.5 million in the preceding quarter and $19.2 million in the first quarter a year ago.  Deposit fees and other service charges were $8.9 million in the first quarter of 2021, compared to $8.3 million in the preceding quarter and $9.8 million in the first quarter a year ago.  The decrease in deposit fees and other service charges from the first quarter a year ago is primarily a result of fee waivers and reduced transaction deposit account activity since the start of the COVID-19 pandemic.  Mortgage banking revenues, including gains on one- to four-family and multifamily loan sales and loan servicing fees, increased to $11.4 million in the first quarter,

BANR- First Quarter 2021 Results
April 21, 2021

compared to $10.7 million in the preceding quarter and $10.2 million in the first quarter of 2020.  The higher mortgage banking revenue quarter-over-quarter primarily reflects higher gains on the sale of multifamily held-for-sale loans, partially offset by a decrease in the gain on sale margin on one- to four-family held-for-sale loans.  The increases compared to the first quarter of 2020 were primarily due to increased production of one- to four-family held-for-sale loans, primarily due to increased refinance activity along with higher gains on the sale of multifamily held-for-sale loans.  Home purchase activity accounted for 54% of one- to four-family mortgage loan originations in the first quarter of 2021, compared to 51% in the prior quarter and 54% in the first quarter of 2020.
Banner’s first quarter 2021 results included a $59,000 net gain for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value, principally comprised of certain investment securities held for trading, and a $485,000 net gain on the sale of securities.  In the preceding quarter, results included a $1.7 million net gain for fair value adjustments and a $197,000 net gain on the sale of securities.  In the first quarter a year ago, results included a $4.6 million net loss for fair value adjustments and a $78,000 net gain on the sale of securities.
Banner’s total revenue decreased 2% to $141.9 million for the first quarter of 2021, compared to $144.9 million in the preceding quarter, and increased 3% compared to $138.4 million in the first quarter a year ago.  Adjusted revenue* (the total of net interest income before recapture of provision for credit losses and total non-interest income excluding the net gain and loss on the sale of securities and the net change in valuation of financial instruments) was $141.4 million in the first quarter of 2021, compared to $143.0 million in the preceding quarter and $142.9 million in the first quarter of 2020.
Total non-interest expense was $92.3 million in the first quarter of 2021, compared to $96.8 million in the preceding quarter and $95.2 million in the first quarter of 2020.  The decrease in non-interest expense in the current quarter includes a $1.2 million recapture of provision for credit losses - unfunded loan commitments as compared to a $1.2 million provision for the prior quarter and a $1.7 million provision in the first quarter a year ago. The decrease in non-interest expense for the current quarter compared to the prior quarter also reflects a $2.5 million accrual recorded in the prior quarter related to pending litigation as well as a $1.6 million decrease in advertising and marketing expenses and a $1.3 million decrease in occupancy and equipment expense due to branch consolidations expenses recorded in the prior quarter.  The year-over-year quarterly decrease in non-interest expense also reflects increased capitalized loan origination costs, primarily related to the origination of PPP loans during the current quarter.  The decreases in non-interest expense for both the current quarter compared to the prior quarter and the first quarter a year ago were partially offset by increased salary and employee benefits expense.  These increases include $1.3 million of severance expense related to a reduction in staffing and a $1.2 million adjustment recorded in the current quarter to increase the liability related to deferred compensation plans.  Merger and acquisition-related expenses were $571,000 for the first quarter of 2021, compared to $579,000 for the preceding quarter and $1.1 million in the first quarter a year ago.  Banner’s efficiency ratio was 65.04% for the current quarter, compared to 66.76% in the preceding quarter and 68.76% in the year ago quarter.  Banner’s adjusted efficiency ratio* was 63.85% for the current quarter, compared to 64.31% in the preceding quarter and 62.26% in the year ago quarter.
For the first quarter of 2021, Banner had $10.8 million in state and federal income tax expense for an effective tax rate of 18.7%, reflecting the benefits from tax exempt income.  Banner’s statutory income tax rate is 23.7%, representing a blend of the statutory federal income tax rate of 21.0% and apportioned effects of the state income tax rates.

Balance Sheet Review
Total assets increased 7% to $16.12 billion at March 31, 2021, compared to $15.03 billion at December 31, 2020, and increased 26% when compared to $12.78 billion at March 31, 2020.  The total of securities and interest-bearing deposits held at other banks was $4.81 billion at March 31, 2021, compared to $3.69 billion at December 31, 2020 and $2.15 billion at March 31, 2020.  The average effective duration of Banner's securities portfolio was approximately 5.2 years at March 31, 2021, compared to 2.9 years at March 31, 2020.
Net loans receivable increased 1% to $9.79 billion at March 31, 2021, compared to $9.70 billion at December 31, 2020, and increased 7% when compared to $9.16 billion at March 31, 2020.  The increase in net loans reflects the origination of SBA PPP loans, primarily during the second quarter of 2020 and the first quarter of 2021, partially offset by decreased loan demand and lower line usage as a result of the COVID-19 pandemic.  Commercial real estate and multifamily real estate loans increased slightly to $4.05 billion at March 31, 2021, compared to $4.03 billion at December 31, 2020, and increased 1% compared to $4.02 billion a year ago.  Commercial business loans increased 6% to $3.09 billion at March 31, 2021 compared to $2.92 billion at December 31, 2020, and increased 43% compared to $2.17 billion a year ago, primarily due to SBA PPP loans.  Agricultural business loans decreased to $262.4 million at March 31, 2021, compared to $299.9 million three months earlier and $330.3 million a year ago.  Total construction, land and land development loans were $1.31 billion at March 31, 2021, a 2% increase from $1.29 billion at December 31, 2020, and a 7% increase compared to $1.22 billion a year earlier.  Consumer loans decreased to $570.7 million at March 31, 2021, compared to $605.8 million at December 31, 2020, and $661.8 million a year ago.  One- to four-family loans decreased to $655.6 million at March 31, 2021, reflecting held for investment loans being refinanced and sold as held for sale loans, compared to $717.9 million at December 31, 2020, and $881.4 million a year ago.
Loans held for sale were $135.3 million at March 31, 2021, compared to $243.8 million at December 31, 2020, and $182.4 million at March 31, 2020.  The volume of one- to four- family residential mortgage loans sold was $300.3 million in the current quarter, compared to $356.6 million in the preceding quarter and $204.0 million in the first quarter a year ago.  During the first quarter of 2021, Banner sold $107.7 million in multifamily loans compared to $10.4 million in the preceding quarter and $119.7 million in the first quarter a year ago.

BANR- First Quarter 2021 Results
April 21, 2021

Total deposits increased 8% to $13.55 billion at March 31, 2021, compared to $12.57 billion at December 31, 2020, and increased 30% when compared to $10.45 billion a year ago.  The year-over-year increase in total deposits was due primarily to SBA PPP loan funds deposited into client accounts and an increase in general client liquidity due to reduced business investment and consumer spending during the COVID-19 pandemic.  Non-interest-bearing account balances increased 9% to $5.99 billion at March 31, 2021, compared to $5.49 billion at December 31, 2020, and increased 46% compared to $4.11 billion a year ago.  Core deposits increased 8% from the prior quarter and increased 36% compared to a year ago and represented 93% of total deposits at both March 31, 2021 and December 31, 2020.  Certificates of deposit decreased to $907.0 million at March 31, 2021, compared to $915.3 million at December 31, 2020, and decreased 22% compared to $1.17 billion a year earlier.  Banner had no brokered deposits at March 31, 2021 or December 31, 2020, compared to $251.0 million a year ago.  FHLB borrowings totaled $100.0 million at March 31, 2021, $150.0 million at December 31, 2020, and $247.0 million a year ago.
At March 31, 2021, total common shareholders’ equity was $1.62 billion, or 10.04% of assets, compared to $1.67 billion or 11.09% of assets at December 31, 2020, and $1.60 billion or 12.53% of assets a year ago.  The decrease in total common shareholders’ equity from the prior quarter reflects the stock repurchased during the current quarter as discussed above.  At March 31, 2021, tangible common shareholders’ equity*, which excludes goodwill and other intangible assets, net, was $1.23 billion, or 7.80% of tangible assets*, compared to $1.27 billion, or 8.69% of tangible assets, at December 31, 2020, and $1.20 billion, or 9.70% of tangible assets, a year ago.  Banner’s tangible book value per share* increased to $35.29 at March 31, 2021, compared to $34.23 per share a year ago.
Banner and its subsidiary bank continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.”  At March 31, 2021, Banner's common equity Tier 1 capital ratio was 11.24%, its Tier 1 leverage capital to average assets ratio was 9.10%, and its total capital to risk-weighted assets ratio was 14.74%.
Credit Quality
The allowance for credit losses - loans was $156.1 million at March 31, 2021, or 1.57% of total loans receivable outstanding and 426% of non-performing loans, compared to $167.3 million at December 31, 2020, or 1.69% of total loans receivable outstanding and 470% of non-performing loans, and $130.5 million at March 31, 2020, or 1.41% of total loans receivable outstanding and 299% of non-performing loans.  In addition to the allowance for credit losses - loans, Banner maintains an allowance for credit losses - unfunded loan commitments, which was $12.1 million at March 31, 2021, compared to $13.3 million at December 31, 2020 and $11.5 million at March 31, 2020.  Net loan charge-offs totaled $3.2 million in the first quarter of 2021, compared to net loan charge-offs of $93,000 in the preceding quarter and $404,000 of net loan recoveries in the first quarter a year ago.  Banner recorded an $8.0 million recapture of provision for credit losses in the current quarter, compared to a $601,000 recapture of provision for credit losses in the prior quarter and a $21.7 million provision for loan losses in the year ago quarter.  The recapture of provision for credit losses for the current quarter primarily reflects the decrease in loan balances, excluding the increase in PPP loans, as well as improvement in the forecasted economic indicators, while the recapture of the provision for credit losses recorded in the preceding quarter primarily reflected the decrease in loan balances other than PPP loans.  The provision for credit losses recorded in the first quarter a year ago reflected the deterioration in forecasted economic indicators and the economic outlook that existed at March 31, 2020 as a result of the COVID-19 pandemic.  Non-performing loans were $36.6 million at March 31, 2021, compared to $35.6 million at December 31, 2020, and $43.7 million a year ago.  Real estate owned and other repossessed assets were $377,000 at March 31, 2021, compared to $867,000 at December 31, 2020, and $2.4 million a year ago.
In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net purchase discount to the loans’ contractual amounts, a portion of which reflects a discount for possible credit losses.  Credit discounts were included in the determination of fair value, and as a result, no allowance for credit losses was recorded for loans acquired from acquisitions prior to January 1, 2020.  At March 31, 2021, the total purchase discount for acquired loans was $13.9 million.
Banner’s total substandard loans were $311.6 million at March 31, 2021, compared to $340.2 million at December 31, 2020, and $126.1 million a year ago.  The quarter over quarter decrease reflects the payoff of substandard loans as well as risk rating upgrades as certain industries impacted by the COVID-19 pandemic have begun to stabilize.
Banner’s total non-performing assets were $37.0 million, or 0.23% of total assets, at March 31, 2021, compared to $36.5 million, or 0.24% of total assets, at December 31, 2020, and $46.1 million, or 0.36% of total assets, a year ago.
Conference Call
Banner will host a conference call on Thursday, April 22, 2021, at 8:00 a.m. PDT, to discuss its first quarter results.  To listen to the call on-line, go to www.bannerbank.com.  Investment professionals are invited to dial (866) 235-9915 to participate in the call.  A replay will be available for one week at (877) 344-7529 using access code 10153346, or at www.bannerbank.com.
About the Company
Banner Corporation is a $16.12 billion bank holding company operating one commercial bank in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

BANR- First Quarter 2021 Results
April 21, 2021

Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner.  Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner’s operating and stock price performance.
The COVID-19, pandemic is adversely affecting us, our clients, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Deterioration in general business and economic conditions, including increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1)  the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (2) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for credit losses or writing down of assets or impose restrictions or penalties with respect to Banner’s activities; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on client behavior and net interest margin; (5) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (6) fluctuations in real estate values; (7) the ability to adapt successfully to technological changes to meet clients’ needs and developments in the market place; (8) the ability to access cost-effective funding; (9) changes in financial markets; (10) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; (11) the costs, effects and outcomes of litigation; (12) legislation or regulatory changes, including but not limited to the impact of the Dodd-Frank Act and regulations adopted thereunder, changes in regulatory capital requirements pursuant to the implementation of the Basel III capital standards, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (13) changes in accounting principles, policies or guidelines; (14) future acquisitions by Banner of other depository institutions or lines of business; (15) future goodwill impairment due to changes in Banner’s business, changes in market conditions, including as a result of the COVID-19 pandemic or other factors; and (16) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.

BANR- First Quarter 2021 Results
April 21, 2021

RESULTS OF OPERATIONS	Quarters Ended
(in thousands except shares and per share data)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020

INTEREST INCOME:
Loans receivable	$108,924	$115,545	$118,926
Mortgage-backed securities	9,371	7,438	9,137
Securities and cash equivalents	6,226	6,170	3,602
	124,521	129,153	131,665
INTEREST EXPENSE:
Deposits	3,609	4,392	8,750
Federal Home Loan Bank advances	934	987	2,064
Other borrowings	109	121	116
Junior subordinated debentures and subordinated notes	2,208	2,216	1,477
	6,860	7,716	12,407
Net interest income before (recapture)/provision for credit losses	117,661	121,437	119,258
(RECAPTURE)/PROVISION FOR CREDIT LOSSES	(8,031)	(601)	21,748
Net interest income	125,692	122,038	97,510
NON-INTEREST INCOME:
Deposit fees and other service charges	8,939	8,293	9,803
Mortgage banking operations	11,440	10,690	10,191
Bank-owned life insurance	1,307	1,319	1,050
Miscellaneous	2,042	1,306	2,639
	23,728	21,608	23,683
Net gain on sale of securities	485	197	78
Net change in valuation of financial instruments carried at fair value	59	1,704	(4,596)
Total non-interest income	24,272	23,509	19,165
NON-INTEREST EXPENSE:
Salary and employee benefits	64,819	60,906	59,908
Less capitalized loan origination costs	(9,696)	(9,415)	(5,806)
Occupancy and equipment	12,989	14,248	13,107
Information / computer data services	6,203	6,402	5,810
Payment and card processing services	4,326	3,960	4,240
Professional and legal expenses	3,328	5,643	1,919
Advertising and marketing	1,263	2,828	1,827
Deposit insurance expense	1,533	1,548	1,635
State/municipal business and use taxes	1,065	1,071	984
Real estate operations	(242)	(283)	100
Amortization of core deposit intangibles	1,711	1,865	2,001
(Recapture)/provision for credit losses - unfunded loan commitments	(1,220)	1,203	1,722
Miscellaneous	5,509	5,871	6,357
	91,588	95,847	93,804
COVID-19 expenses	148	333	239
Merger and acquisition-related expenses	571	579	1,142
Total non-interest expense	92,307	96,759	95,185
Income before provision for income taxes	57,657	48,788	21,490
PROVISION FOR INCOME TAXES	10,802	9,831	4,608
NET INCOME	$46,855	$38,957	$16,882
Earnings per share available to common shareholders:
Basic	$1.34	$1.11	$0.48
Diluted	$1.33	$1.10	$0.47
Cumulative dividends declared per common share	$0.41	$0.41	$0.41
Weighted average common shares outstanding:
Basic	34,973,383	35,200,769	35,463,541
Diluted	35,303,483	35,425,810	35,640,463
(Decrease) increase in common shares outstanding	(423,857)	632	(649,117)

BANR- First Quarter 2021 Results
April 21, 2021

FINANCIAL CONDITION				Percentage Change
(in thousands except shares and per share data)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Prior Qtr	Prior Yr Qtr

ASSETS
Cash and due from banks	$296,184	$311,899	$211,013	(5.0)%	40.4%
Interest-bearing deposits	1,353,743	922,284	83,988	46.8%	nm
Total cash and cash equivalents	1,649,927	1,234,183	295,001	33.7%	459.3%
Securities - trading	25,039	24,980	21,040	0.2%	19.0%
Securities - available for sale	2,989,760	2,322,593	1,608,224	28.7%	85.9%
Securities - held to maturity	441,857	421,713	437,846	4.8%	0.9%
Total securities	3,456,656	2,769,286	2,067,110	24.8%	67.2%
Federal Home Loan Bank stock	14,001	16,358	20,247	(14.4)%	(30.8)%
Loans held for sale	135,263	243,795	182,428	(44.5)%	(25.9)%
Loans receivable	9,947,697	9,870,982	9,285,744	0.8%	7.1%
Allowance for credit losses - loans	(156,054)	(167,279)	(130,488)	(6.7)%	19.6%
Net loans receivable	9,791,643	9,703,703	9,155,256	0.9%	7.0%
Accrued interest receivable	49,214	46,617	40,732	5.6%	20.8%
Real estate owned held for sale, net	340	816	2,402	(58.3)%	(85.8)%
Property and equipment, net	161,268	164,556	175,235	(2.0)%	(8.0)%
Goodwill	373,121	373,121	373,121	—%	—%
Other intangibles, net	19,715	21,426	27,157	(8.0)%	(27.4)%
Bank-owned life insurance	191,388	191,830	193,140	(0.2)%	(0.9)%
Other assets	277,256	265,932	249,121	4.3%	11.3%
Total assets	$16,119,792	$15,031,623	$12,780,950	7.2%	26.1%
LIABILITIES
Deposits:
Non-interest-bearing	$5,994,693	$5,492,924	$4,107,262	9.1%	46.0%
Interest-bearing transaction and savings accounts	6,647,196	6,159,052	5,175,969	7.9%	28.4%
Interest-bearing certificates	906,978	915,320	1,166,306	(0.9)%	(22.2)%
Total deposits	13,548,867	12,567,296	10,449,537	7.8%	29.7%
Advances from Federal Home Loan Bank	100,000	150,000	247,000	(33.3)%	(59.5)%
Customer repurchase agreements and other borrowings	216,260	184,785	128,764	17.0%	68.0%
Subordinated notes, net	98,290	98,201	—	0.1%	nm
Junior subordinated debentures at fair value	117,248	116,974	99,795	0.2%	17.5%
Accrued expenses and other liabilities	373,685	202,643	208,753	84.4%	79.0%
Deferred compensation	46,625	45,460	45,401	2.6%	2.7%
Total liabilities	14,500,975	13,365,359	11,179,250	8.5%	29.7%
SHAREHOLDERS’ EQUITY
Common stock	1,326,269	1,349,879	1,343,699	(1.7)%	(1.3)%
Retained earnings	279,582	247,316	177,922	13.0%	57.1%
Other components of shareholders’ equity	12,966	69,069	80,079	(81.2)%	(83.8)%
Total shareholders’ equity	1,618,817	1,666,264	1,601,700	(2.8)%	1.1%
Total liabilities and shareholders’ equity	$16,119,792	$15,031,623	$12,780,950	7.2%	26.1%
Common Shares Issued:
Shares outstanding at end of period	34,735,343	35,159,200	35,102,459
Common shareholders’ equity per share (1)	$46.60	$47.39	$45.63
Common shareholders’ tangible equity per share (1) (2)	$35.29	$36.17	$34.23
Common shareholders’ tangible equity to tangible assets (2)	7.80%	8.69%	9.70%
Consolidated Tier 1 leverage capital ratio	9.10%	9.50%	10.45%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)
Common shareholders’ tangible equity excludes goodwill and other intangible assets.  Tangible assets exclude goodwill and other intangible assets.  These ratios represent non-GAAP financial measures.  See also Non-GAAP Financial Measures reconciliation tables on the final two pages of the press release tables.

BANR- First Quarter 2021 Results
April 21, 2021

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
				Percentage Change
LOANS	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Prior Qtr	Prior Yr Qtr

Commercial real estate:
Owner-occupied	$1,045,656	$1,076,467	$1,024,089	(2.9)%	2.1%
Investment properties	1,931,805	1,955,684	2,007,537	(1.2)%	(3.8)%
Small balance CRE	639,330	573,849	591,783	11.4%	8.0%
Multifamily real estate	433,775	428,223	400,206	1.3%	8.4%
Construction, land and land development:
Commercial construction	199,037	228,937	205,476	(13.1)%	(3.1)%
Multifamily construction	305,694	305,527	250,410	0.1%	22.1%
One- to four-family construction	542,840	507,810	534,956	6.9%	1.5%
Land and land development	266,730	248,915	232,506	7.2%	14.7%
Commercial business:
Commercial business	2,376,594	2,178,461	1,357,817	9.1%	75.0%
Small business scored	717,502	743,451	807,539	(3.5)%	(11.1)%
Agricultural business, including secured by farmland	262,410	299,949	330,257	(12.5)%	(20.5)%
One- to four-family residential	655,627	717,939	881,387	(8.7)%	(25.6)%
Consumer:
Consumer—home equity revolving lines of credit	466,132	491,812	521,618	(5.2)%	(10.6)%
Consumer—other	104,565	113,958	140,163	(8.2)%	(25.4)%
Total loans receivable	$9,947,697	$9,870,982	$9,285,744	0.8%	7.1%
Restructured loans performing under their restructured terms	$6,424	$6,673	$6,423
Loans 30 - 89 days past due and on accrual	$19,233	$12,291	$39,974
Total delinquent loans (including loans on non-accrual), net	$42,444	$36,131	$61,101
Total delinquent loans / Total loans receivable	0.43%	0.37%	0.66%

LOANS BY GEOGRAPHIC LOCATION					Percentage Change
	Mar 31, 2021		Dec 31, 2020	Mar 31, 2020	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount

Washington	$4,683,600	47.1%	$4,647,553	$4,350,273	0.8%	7.7%
California	2,320,384	23.3%	2,279,749	2,140,895	1.8%	8.4%
Oregon	1,801,104	18.1%	1,792,156	1,664,652	0.5%	8.2%
Idaho	539,061	5.4%	537,996	524,663	0.2%	2.7%
Utah	92,399	0.9%	80,704	52,747	14.5%	75.2%
Other	511,149	5.2%	532,824	552,514	(4.1)%	(7.5)%
Total loans receivable	$9,947,697	100.0%	$9,870,982	$9,285,744	0.8%	7.1%

BANR- First Quarter 2021 Results
April 21, 2021

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

The following table shows loan originations (excluding loans held for sale) activity for the quarters ending March 31, 2021, December 31, 2020, and March 31, 2020 (in thousands).
LOAN ORIGINATIONS	Quarters Ended
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Commercial real estate	$199,294	$93,838	$76,359
Multifamily real estate	13,271	7,900	10,171
Construction and land	451,545	515,280	369,613
Commercial business:
Commercial business	168,049	133,112	199,873
SBA PPP	428,180	—	—
Agricultural business	27,267	11,552	31,261
One-to four-family residential	64,286	28,402	31,041
Consumer	131,671	97,416	67,357
Total loan originations (excluding loans held for sale)	$1,483,563	$887,500	$785,675

BANR- First Quarter 2021 Results
April 21, 2021

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
CHANGE IN THE	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
ALLOWANCE FOR CREDIT LOSSES - LOANS
Balance, beginning of period	$167,279	$167,965	$100,559
Beginning balance adjustment for adoption of ASC 326	—	—	7,812
(Recapture)/provision for credit losses - loans	(8,035)	(593)	21,713
Recoveries of loans previously charged off:
Commercial real estate	24	31	167
Construction and land	100	—	—
One- to four-family real estate	113	194	148
Commercial business	979	2,444	205
Agricultural business, including secured by farmland	—	51	1,750
Consumer	296	90	96
	1,512	2,810	2,366
Loans charged off:
Commercial real estate	(3,763)	(1,375)	(100)
Multifamily real estate	—	—	(66)
One- to four-family real estate	—	—	(64)
Commercial business	(789)	(1,019)	(1,384)
Agricultural business, including secured by farmland	—	(37)	—
Consumer	(150)	(472)	(348)
	(4,702)	(2,903)	(1,962)
Net charge-offs	(3,190)	(93)	404
Balance, end of period	$156,054	$167,279	$130,488
Net charge-offs / Average loans receivable	(0.032)%	(0.001)%	0.004%

ALLOCATION OF
ALLOWANCE FOR CREDIT LOSSES - LOANS	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Specific or allocated credit loss allowance:
Commercial real estate	$59,411	$57,791	$29,339
Multifamily real estate	4,367	3,893	2,805
Construction and land	36,440	41,295	34,217
One- to four-family real estate	7,988	9,913	11,884
Commercial business	31,411	35,007	31,648
Agricultural business, including secured by farmland	4,617	4,914	4,513
Consumer	11,820	14,466	16,082
Total allowance for credit losses - loans	$156,054	$167,279	$130,488
Allowance for credit losses - loans / Total loans receivable	1.57%	1.69%	1.41%
Allowance for credit losses - loans / Non-performing loans	426%	470%	299%

	Quarters Ended
CHANGE IN THE	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS
Balance, beginning of period	$13,297	$12,094	$2,716
Beginning balance adjustment for adoption of ASC 326	—	—	7,022
(Recapture)/provision for credit losses - unfunded loan commitments	(1,220)	1,203	1,722
Balance, end of period	$12,077	$13,297	$11,460

BANR- First Quarter 2021 Results
April 21, 2021

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
NON-PERFORMING ASSETS
Loans on non-accrual status:
Secured by real estate:
Commercial	$21,615	$18,199	$8,512
Construction and land	986	936	1,393
One- to four-family	4,456	3,556	3,045
Commercial business	4,194	5,407	25,027
Agricultural business, including secured by farmland	1,536	1,743	495
Consumer	2,244	2,719	1,812
	35,031	32,560	40,284
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Commercial	—	—	24
Construction and land	—	—	1,407
One- to four-family	1,524	1,899	1,089
Commercial business	37	1,025	77
Agricultural business, including secured by farmland	—	—	461
Consumer	—	130	320
	1,561	3,054	3,378
Total non-performing loans	36,592	35,614	43,662
Real estate owned (REO)	340	816	2,402
Other repossessed assets	37	51	47
Total non-performing assets	$36,969	$36,481	$46,111
Total non-performing assets to total assets	0.23%	0.24%	0.36%

	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
LOANS BY CREDIT RISK RATING

Pass	$9,584,429	$9,494,147	$9,095,264
Special Mention	51,692	36,598	64,406
Substandard	311,576	340,237	126,074
Total	$9,947,697	$9,870,982	$9,285,744

	Quarters Ended
REAL ESTATE OWNED	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Balance, beginning of period	$816	$1,795	$814
Additions from loan foreclosures	—	—	1,588
Proceeds from dispositions of REO	(783)	(1,555)	—
Gain on sale of REO	307	603	—
Valuation adjustments in the period	—	(27)	—
Balance, end of period	$340	$816	$2,402

BANR- First Quarter 2021 Results
April 21, 2021

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION				Percentage Change
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Prior Qtr	Prior Yr Qtr

Non-interest-bearing	$5,994,693	$5,492,924	$4,107,262	9.1%	46.0%
Interest-bearing checking	1,722,085	1,569,435	1,331,860	9.7%	29.3%
Regular savings accounts	2,597,731	2,398,482	1,997,265	8.3%	30.1%
Money market accounts	2,327,380	2,191,135	1,846,844	6.2%	26.0%
Total interest-bearing transaction and savings accounts	6,647,196	6,159,052	5,175,969	7.9%	28.4%
Total core deposits	12,641,889	11,651,976	9,283,231	8.5%	36.2%
Interest-bearing certificates	906,978	915,320	1,166,306	(0.9)%	(22.2)%
Total deposits	$13,548,867	$12,567,296	$10,449,537	7.8%	29.7%

GEOGRAPHIC CONCENTRATION OF DEPOSITS
	Mar 31, 2021		Dec 31, 2020	Mar 31, 2020	Percentage Change
	Amount	Percentage	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$7,504,389	55.4%	$7,058,404	$6,037,864	6.3%	24.3%
Oregon	2,929,027	21.6%	2,604,908	2,093,738	12.4%	39.9%
California	2,401,299	17.7%	2,237,949	1,828,064	7.3%	31.4%
Idaho	714,152	5.3%	666,035	489,871	7.2%	45.8%
Total deposits	$13,548,867	100.0%	$12,567,296	$10,449,537	7.8%	29.7%

INCLUDED IN TOTAL DEPOSITS	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Public non-interest-bearing accounts	$151,850	$175,352	$115,354
Public interest-bearing transaction & savings accounts	169,192	127,523	130,958
Public interest-bearing certificates	51,021	59,127	48,232
Total public deposits	$372,063	$362,002	$294,544
Total brokered deposits	$—	$—	$250,977

BANR- First Quarter 2021 Results
April 21, 2021

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
REGULATORY CAPITAL RATIOS AS OF MARCH 31, 2021	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$1,594,230	14.74%	$865,281	8.00%	$1,081,602	10.00%
Tier 1 capital to risk-weighted assets	1,358,958	12.56%	648,961	6.00%	648,961	6.00%
Tier 1 leverage capital to average assets	1,358,958	9.10%	597,434	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,215,458	11.24%	486,721	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,473,846	13.63%	865,096	8.00%	1,081,370	10.00%
Tier 1 capital to risk-weighted assets	1,338,602	12.38%	648,822	6.00%	865,096	8.00%
Tier 1 leverage capital to average assets	1,338,602	8.95%	598,565	4.00%	748,207	5.00%
Common equity tier 1 capital to risk-weighted assets	1,338,602	12.38%	486,616	4.50%	702,890	6.50%

BANR- First Quarter 2021 Results
April 21, 2021

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)
Interest-earning assets:
Held for sale loans	$119,341	$925	3.14%	$110,414	$976	3.52%	$152,627	$1,520	4.01%
Mortgage loans	7,144,770	80,580	4.57%	7,251,101	84,634	4.64%	7,310,115	93,061	5.12%
Commercial/agricultural loans	2,691,554	26,711	4.02%	2,752,352	29,145	4.21%	1,884,006	22,959	4.90%
Consumer and other loans	127,469	1,947	6.19%	135,498	2,057	6.04%	163,098	2,595	6.40%
Total loans(1)(3)	10,083,134	110,163	4.43%	10,249,365	116,812	4.53%	9,509,846	120,135	5.08%
Mortgage-backed securities	1,953,820	9,472	1.97%	1,429,635	7,536	2.10%	1,354,585	9,236	2.74%
Other securities	1,048,856	6,687	2.59%	975,166	6,634	2.71%	458,116	3,310	2.91%
Equity securities	1,742	—	—%	234,822	64	0.11%	—	—	—%
Interest-bearing deposits with banks	1,032,138	262	0.10%	611,234	219	0.14%	92,659	393	1.71%
FHLB stock	15,952	161	4.09%	16,361	162	3.94%	26,522	322	4.88%
Total investment securities (3)	4,052,508	16,582	1.66%	3,267,218	14,615	1.78%	1,931,882	13,261	2.76%
Total interest-earning assets	14,135,642	126,745	3.64%	13,516,583	131,427	3.87%	11,441,728	133,396	4.69%
Non-interest-earning assets	1,237,281			1,349,055			1,193,256
Total assets	$15,372,923			$14,865,638			$12,634,984
Deposits:
Interest-bearing checking accounts	$1,616,824	315	0.08%	$1,483,183	315	0.08%	$1,266,647	469	0.15%
Savings accounts	2,486,820	521	0.08%	2,375,015	691	0.12%	2,039,857	1,755	0.35%
Money market accounts	2,242,748	775	0.14%	2,165,960	1,047	0.19%	1,743,118	2,439	0.56%
Certificates of deposit	913,053	1,998	0.89%	916,286	2,339	1.02%	1,124,994	4,087	1.46%
Total interest-bearing deposits	7,259,445	3,609	0.20%	6,940,444	4,392	0.25%	6,174,616	8,750	0.57%
Non-interest-bearing deposits	5,663,820	—	—%	5,499,240	—	—%	3,965,380	—	—%
Total deposits	12,923,265	3,609	0.11%	12,439,684	4,392	0.14%	10,139,996	8,750	0.35%
Other interest-bearing liabilities:
FHLB advances	144,444	934	2.62%	150,000	987	2.62%	405,429	2,064	2.05%
Other borrowings	202,930	109	0.22%	187,560	121	0.26%	124,771	116	0.37%
Junior subordinated debentures and subordinated notes	247,944	2,208	3.61%	247,944	2,216	3.56%	147,944	1,477	4.02%
Total borrowings	595,318	3,251	2.21%	585,504	3,324	2.26%	678,144	3,657	2.17%
Total funding liabilities	13,518,583	6,860	0.21%	13,025,188	7,716	0.24%	10,818,140	12,407	0.46%
Other non-interest-bearing liabilities(2)	207,560			195,965			212,162
Total liabilities	13,726,143			13,221,153			11,030,302
Shareholders’ equity	1,646,780			1,644,485			1,604,682
Total liabilities and shareholders’ equity	$15,372,923			$14,865,638			$12,634,984
Net interest income/rate spread (tax equivalent)		$119,885	3.43%		$123,711	3.63%		$120,989	4.23%
Net interest margin (tax equivalent)			3.44%			3.64%			4.25%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(2,224)			(2,274)			(1,731)
Net interest income and margin, as reported		$117,661	3.38%		$121,437	3.57%		$119,258	4.19%
Additional Key Financial Ratios:
Return on average assets			1.24%			1.04%			0.54%
Return on average equity			11.54%			9.42%			4.23%
Average equity/average assets			10.71%			11.06%			12.70%
Average interest-earning assets/average interest-bearing liabilities			179.96%			179.60%			166.97%
Average interest-earning assets/average funding liabilities			104.56%			103.77%			105.76%
Non-interest income/average assets			0.64%			0.63%			0.61%
Non-interest expense/average assets			2.44%			2.59%			3.03%
Efficiency ratio(4)			65.04%			66.76%			68.76%
Adjusted efficiency ratio(5)			63.85%			64.31%			62.26%

BANR- First Quarter 2021 Results
April 21, 2021

(1)	Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)	Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)
Tax-exempt income is calculated on a tax equivalent basis.  The tax equivalent yield adjustment to interest earned on loans was $1.2 million, $1.3 million, and $1.2 million for the three months ended March 31, 2021, December 31, 2020, and March 31, 2020, respectively.  The tax equivalent yield adjustment to interest earned on tax exempt securities was $985,000, $1.0 million, and $522,000 for the three months ended March 31, 2021, December 31, 2020, and March 31, 2020, respectively.

(4)	Non-interest expense divided by the total of net interest income (before provision for loan losses) and non-interest income.
(5)	Adjusted non-interest expense divided by adjusted revenue. These represent non-GAAP financial measures. See the non-GAAP Financial Measures on the final two pages of the press release tables.

BANR- First Quarter 2021 Results
April 21, 2021

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers.  However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP.  Where applicable, comparable earnings information using GAAP financial measures is also presented.  Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Net interest income before (recapture)/provision for credit losses	$117,661	$121,437	$119,258
Total non-interest income	24,272	23,509	19,165
Total GAAP revenue	141,933	144,946	138,423
Exclude net gain on sale of securities	(485)	(197)	(78)
Exclude net change in valuation of financial instruments carried at fair value	(59)	(1,704)	4,596
Adjusted revenue (non-GAAP)	$141,389	$143,045	$142,941

ADJUSTED EARNINGS	Quarters Ended
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Net income (GAAP)	$46,855	$38,957	$16,882
Exclude net gain on sale of securities	(485)	(197)	(78)
Exclude net change in valuation of financial instruments carried at fair value	(59)	(1,704)	4,596
Exclude merger and acquisition-related expenses	571	579	1,142
Exclude COVID-19 expenses	148	333	239
Exclude related net tax (benefit) expense	(42)	237	(1,405)
Total adjusted earnings (non-GAAP)	$46,988	$38,205	$21,376

Diluted earnings per share (GAAP)	$1.33	$1.10	$0.47
Diluted adjusted earnings per share (non-GAAP)	$1.33	$1.08	$0.60

BANR- First Quarter 2021 Results
April 21, 2021

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Non-interest expense (GAAP)	$92,307	$96,759	$95,185
Exclude merger and acquisition-related expenses	(571)	(579)	(1,142)
Exclude COVID-19 expenses	(148)	(333)	(239)
Exclude CDI amortization	(1,711)	(1,865)	(2,001)
Exclude state/municipal tax expense	(1,065)	(1,071)	(984)
Exclude REO operations	242	283	(100)
Exclude recapture/(provision) for credit losses - unfunded loan commitments	1,220	(1,203)	(1,722)
Adjusted non-interest expense (non-GAAP)	$90,274	$91,991	$88,997

Net interest income before (recapture)/provision for credit losses (GAAP)	$117,661	$121,437	$119,258
Non-interest income (GAAP)	24,272	23,509	19,165
Total revenue	141,933	144,946	138,423
Exclude net gain on sale of securities	(485)	(197)	(78)
Exclude net change in valuation of financial instruments carried at fair value	(59)	(1,704)	4,596
Adjusted revenue (non-GAAP)	$141,389	$143,045	$142,941

Efficiency ratio (GAAP)	65.04%	66.76%	68.76%
Adjusted efficiency ratio (non-GAAP)	63.85%	64.31%	62.26%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY TO TANGIBLE ASSETS	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Shareholders’ equity (GAAP)	$1,618,817	$1,666,264	$1,601,700
Exclude goodwill and other intangible assets, net	392,836	394,547	400,278
Tangible common shareholders’ equity (non-GAAP)	$1,225,981	$1,271,717	$1,201,422

Total assets (GAAP)	$16,119,792	$15,031,623	$12,780,950
Exclude goodwill and other intangible assets, net	392,836	394,547	400,278
Total tangible assets (non-GAAP)	$15,726,956	$14,637,076	$12,380,672
Common shareholders’ equity to total assets (GAAP)	10.04%	11.09%	12.53%
Tangible common shareholders’ equity to tangible assets (non-GAAP)	7.80%	8.69%	9.70%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY PER SHARE
Tangible common shareholders’ equity (non-GAAP)	$1,225,981	$1,271,717	$1,201,422
Common shares outstanding at end of period	34,735,343	35,159,200	35,102,459
Common shareholders’ equity (book value) per share (GAAP)	$46.60	$47.39	$45.63
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)	$35.29	$36.17	$34.23